EXHIBIT 99.1

FOR IMMEDIATE RELEASE

3M Reports Record Second-Quarter Sales and Earnings;
Company Raises Earnings Estimate for 2004

ST. PAUL, Minn. — July 19, 2004 — 3M (NYSE: MMM) today announced its second quarter 2004 sales and earnings results.

Net income for the quarter was $773 million, or $0.97 per share, versus $619 million, or $0.78 per share, in the second quarter of 2003. Second quarter net income increased nearly 25 percent, and per-share earnings increased more than 24 percent.

“Solid sales growth and continued operational efficiency produced another outstanding earnings result,” said W. James McNerney, Jr., 3M chairman and CEO. “Our employees continued to drive growth through strong connections with customers, leveraging our corporate initiatives and diverse technology base while maintaining good cost discipline.”

Worldwide sales in the second quarter totaled $5.01 billion, 9.5 percent higher than in the year-earlier quarter. Global sales volumes increased 7.7 percent, which is the fourth consecutive quarter of volume growth above 7 percent. Local-currency sales (which excludes the impact of currency translation on sales) increased 18.2 percent in Display and Graphics, 10.4 percent in Industrial, 4.8 percent in Electro and Communications, 4.3 percent in Transportation, 4.2 percent in Consumer and Office, 3.4 percent in Safety, Security and Protection Services, and .3 percent in Health Care. Currency effects increased sales by 2.8 percent while selling prices declined 1.0 percent.

Sales outside the United States totaled $3.04 billion, an increase of 14.4 percent versus the second quarter of last year. Volumes increased 10.9 percent, while selling prices declined 1.3 percent. Currency translation effects increased international sales by 4.8 percent. Local-currency sales increased 18.5 percent in Asia Pacific, 13.8 percent in the combined Latin America, Africa and Canada region and 0.5 percent in Europe.

In the United States, sales totaled $1.97 billion, up 2.7 percent from the same quarter of 2003. Volumes increased 3.1 percent, and selling prices declined by 0.4 percent.

“Our broad-based growth in the second quarter reflects the fundamental strength of the 3M business model. Organic growth remains our focus, enabled by the 3M Acceleration initiative and the market focused organization structure we established in 2003,” McNerney said. “Although continued geopolitical uncertainty causes us to maintain a conservative economic outlook, we are confident in our ability to deliver solid results.”

3M also increased its earnings outlook for 2004. The company now expects reported earnings will be within a range of $3.72 to $3.75 per share for the year, versus a previous expectation of $3.60 to $3.70 per share. 3M expects third-quarter earnings per share to match the company’s record second quarter performance of .97 per share.

Petrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 9 a.m. Eastern Time (8 a.m. Central) today. Investors can access a webcast of this conference, along with related charts and materials, at http://investor.3M.com.

Forward-Looking Statements
This news release contains forward-looking statements that reflect current views and estimates of 3M’s management of future economic circumstances, industry conditions, company performance and financial results. The statements are based on many assumptions and factors including: (1) worldwide economic conditions; (2) foreign currency exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) purchased components and materials, including shortages and increases in the costs of such components and materials; (5) 3M’s ability to successfully manage acquisitions, divestitures and strategic alliances; and (6) legal proceedings. Changes in such assumptions or factors, including without limitation the outcome of and information derived from pending Congressional action concerning asbestos-related litigation, could produce significantly different results.

About 3M — A Global, Diversified Technology Company
Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include icons such as Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the company’s 67,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

3M Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(Millions, except per-share amounts)
(Unaudited)

	Three-months ended June 30		Six-months ended June 30
	2004	2003	2004	2003
Net sales	$5,012	$4,580	$9,951	$8,898

Operating expenses
Cost of sales	2,452	2,323	4,888	4,534
Selling, general and
administrative expenses	1,084	1,021	2,188	1,984
Research, development and
related expenses	290	276	572	546
Other expense	—	—	—	93

Total	3,826	3,620	7,648	7,157

Operating income	1,186	960	2,303	1,741

Interest expense and income
Interest expense	16	24	35	47
Interest income	(10)	(5)	(20)	(11)

Total	6	19	15	36

Income before income taxes
and minority interest	1,180	941	2,288	1,705
Provision for income taxes	389	310	755	558
Minority interest	18	12	38	26

Net income	$773	$619	$1,495	$1,121

Weighted average common
shares outstanding – basic	782.5	781.8	782.7	780.9
Earnings per share – basic	$0.99	$0.79	$1.91	$1.44

Weighted average common
shares outstanding – diluted	799.7	792.3	799.6	791.4
Earnings per share – diluted	$0.97	$0.78	$1.87	$1.42

Cash dividends paid
per common share	$0.36	$0.33	$0.72	$0.66

3M Company and Subsidiaries
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION
(Millions, except per-share amounts)
(Unaudited)

	Six-months ended June 30, 2004			Six-months ended June 30, 2003
	Excluding special items	Special items	Reported total	Excluding special items (a)	Special items (a)	Reported total
Net sales	$9,951	$—	$9,951	$8,898	$—	$8,898

Operating expenses
Cost of sales	4,888	—	4,888	4,534	—	4,534
Selling, general and
administrative
expenses	2,188	—	2,188	1,984	—	1,984
Research, development
and related expenses	572	—	572	546	—	546
Other expense	—	—	—	—	93	93

Total	7,648	—	7,648	7,064	93	7,157

Operating
income (loss)	2,303	—	2,303	1,834	(93)	1,741
Interest expense
and (income), net	15	—	15	36	—	36

Income (loss) before
income taxes and
minority interest	2,288	—	2,288	1,798	(93)	1,705
Provision (benefit)
for income taxes	755	—	755	593	(35)	558
Effective tax rate	33.0%	—	33.0%	33.0%	—	32.8%
Minority interest	38	—	38	26	—	26

Net income (loss)	$1,495	$—	$1,495	$1,179	$(58)	$1,121

Weighted average
diluted shares	799.6	—	799.6	791.4	791.4	791.4
Net income per
diluted share	$1.87	$—	$1.87	$1.49	$(0.07)	$1.42

(a)     In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies. During the first quarter of 2003, 3M recorded pretax charges of $93 million ($58 million after-tax) related to an adverse court ruling in a lawsuit filed against 3M in 1997 by LePage’s Inc.

3M Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEET
(Dollars in millions)
(Unaudited)

	Jun. 30, 2004	Jun. 30, 2003	Dec. 31, 2003
ASSETS
Current assets
Cash and cash equivalents	$2,314	$974	$1,836
Accounts receivable – net	2,913	2,771	2,714
Inventories	1,940	1,990	1,816
Other current assets	1,460	1,302	1,354

Total current assets	8,627	7,037	7,720
Investments	211	233	218
Property, plant and equipment – net	5,456	5,555	5,609
Goodwill, intangible assets and other assets	4,068	3,741	4,053

Total assets	$18,362	$16,566	$17,600

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and
current portion of long-term debt	$1,358	$1,059	$1,202
Accounts payable	1,108	972	1,087
Accrued payroll	487	438	436
Accrued income taxes	1,094	813	880
Other current liabilities	1,547	1,545	1,477

Total current liabilities	5,594	4,827	5,082
Long-term debt	1,303	1,962	1,735
Other liabilities	3,008	2,822	2,898

Total liabilities	9,905	9,611	9,715

Total stockholders’ equity – net	8,457	6,955	7,885
Shares outstanding
June 30, 2004: 782,703,301 shares
June 30, 2003: 783,006,860 shares
December 31, 2003: 784,117,360 shares

Total liabilities and stockholders' equity	$18,362	$16,566	$17,600

3M Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Six-months ended June 30
	2004	2003
SUMMARY OF CASH FLOW:
NET CASH PROVIDED BY
OPERATING ACTIVITIES	$2,237	$1,890

Cash flows from investing activities:
Purchases of property, plant
and equipment	(378)	(264)
Acquisitions, net of cash acquired	(86)	(424)
Other investing activities	29	74

NET CASH USED IN
INVESTING ACTIVITIES	(435)	(614)

Cash flows from financing activities:
Change in debt	(286)	(349)
Purchases of treasury stock	(792)	(280)
Reissuances of treasury stock	352	270
Dividends paid to stockholders	(564)	(515)
Other financing activities	(23)	(23)

NET CASH USED IN
FINANCING ACTIVITIES	(1,313)	(897)

Effect of exchange rate
changes on cash	(11)	(23)

Net increase in cash and
cash equivalents	478	356
Cash and cash equivalents at
beginning of period	1,836	618

Cash and cash equivalents at
end of period	$2,314	$974

3M Company and Subsidiaries
SUPPLEMENTAL CASH FLOW AND
NET WORKING CAPITAL TURNS INFORMATION
(Dollars in millions)
(Unaudited)

	Six-months ended June 30
	2004	2003
FREE CASH FLOW (Non-GAAP measure):
Net cash provided by
operating activities	$2,237	$1,890
Purchases of property, plant
and equipment	(378)	(264)

Free Cash Flow (a)	$1,859	$1,626

NET WORKING CAPITAL TURNS (Non-GAAP measure):
Net Working Capital Turns (b)	5.4	4.8

(a)     Free cash flow is not defined under GAAP. Therefore, it is considered a non-GAAP measure. Non-GAAP measures should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

(b)     The company also uses non-GAAP measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries
SALES CHANGE ANALYSIS
(Unaudited)

Three-Months Ended June 30, 2004

Sales Change Analysis By Geographic Area	United States	Inter- national	Worldwide
Volume – core	2.3%	10.6%	7.2%
Volume – acquisitions	0.8	0.3	0.5

Volume – total	3.1	10.9	7.7
Price	(0.4)	(1.3)	(1.0)

Total local-currency sales	2.7	9.6	6.7
Translation	—	4.8	2.8

Total sales change	2.7%	14.4%	9.5%

Sales Change Analysis By Business Segment	Local- currency Sales	Trans- lation	Total Sales Change
Health Care	0.3%	2.8%	3.1%
Industrial	10.4	2.8	13.2
Display and Graphics	18.2	4.3	22.5
Consumer and Office	4.2	1.7	5.9
Safety, Security and Protection
Services	3.4	2.2	5.6
Electro and Communications	4.8	2.0	6.8
Transportation	4.3	3.1	7.4

3M Company and Subsidiaries
SALES CHANGE ANALYSIS
(Unaudited)

Six-Months Ended June 30, 2004

Sales Change Analysis By Geographic Area	United States	Inter- national	Worldwide
Volume – core	2.8%	11.2%	7.7%
Volume – acquisitions	0.7	0.2	0.4

Volume – total	3.5	11.4	8.1
Price	(0.1)	(1.0)	(0.7)

Total local-currency sales	3.4	10.4	7.4
Translation	—	7.5	4.4

Total sales change	3.4%	17.9%	11.8%

Sales Change Analysis By Business Segment	Local- currency Sales	Trans- lation	Total Sales Change
Health Care	1.3%	4.7%	6.0%
Industrial	9.5	4.5	14.0
Display and Graphics	19.2	5.6	24.8
Consumer and Office	5.7	3.2	8.9
Safety, Security and Protection
Services	6.0	4.0	10.0
Electro and Communications	3.6	3.3	6.9
Transportation	6.2	5.0	11.2

3M Company and Subsidiaries
BUSINESS SEGMENTS
(Dollars in millions)
(Unaudited)

BUSINESS SEGMENT INFORMATION	Three-months ended June 30		Six-months ended June 30
(Millions)	2004	2003	2004	2003
NET SALES
Health Care	$1,049	$1,017	$2,080	$1,963
Industrial	949	838	1,892	1,659
Display and Graphics	881	719	1,723	1,380
Consumer and Office	675	637	1,361	1,249
Safety, Security and Protection Services	547	518	1,074	976
Electro and Communications	489	458	954	892
Transportation	411	383	849	764
Corporate and Unallocated	11	10	18	15

Total Company	$5,012	$4,580	$9,951	$8,898

OPERATING INCOME
Health Care	$274	$263	$536	$501
Industrial	167	102	333	234
Display and Graphics	311	209	605	391
Consumer and Office	123	108	245	218
Safety, Security and Protection Services	136	131	261	236
Electro and Communications	79	71	144	118
Transportation	106	95	225	195
Corporate and Unallocated	(10)	(19)	(46)	(152)

Total Company	$1,186	$960	$2,303	$1,741

The following 2004 and 2003 charges were recorded in Corporate and Unallocated for the six-months ended June 30, 2004 and 2003. First quarter 2004 includes $16 million in expense related to a reduction in breast implant receivables following an arbitration panel ruling in the first quarter that rejected the company’s claims for recovery under certain of its claims-made policies. During the first quarter of 2003, 3M recorded pretax charges of $93 million related to an adverse court ruling in a lawsuit filed against 3M in 1997 by LePage’s Inc. First quarter 2003 also includes certain acquisition-related costs and respirator mask/asbestos litigation expenses.

Investor Contacts:	Mark Colin	Media Contact:	John Cornwell
	3M (651) 733-8206		3M (651) 733-7698
Bruce Jermeland 3M (651) 733-1807

From:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000